EXHIBIT 12

                      GENERAL ELECTRIC CAPITAL CORPORATION
                          AND CONSOLIDATED AFFILIATES
 COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK
                                   DIVIDENDS

                                        THREE MONTHS                YEARS ENDED DECEMBER 31,
                                            ENDED        ----------------------------------------------
                                        APRIL 1, 1995     1994      1993      1992      1991      1990
                                        -------------    ------    ------    ------    ------    ------
(Dollar amounts in millions)
Net earnings.........................      $   528       $1,918    $1,478    $1,251    $1,125    $1,021
Provision for income taxes...........          266          896       664       415       362       350
Minority interest....................           17          109       114        14        (7)        4
                                        -------------    ------    ------    ------    ------    ------
Earnings before income taxes and
  minority interest..................          811        2,923     2,256     1,680     1,480     1,375
                                        -------------    ------    ------    ------    ------    ------
Fixed charges:
  Interest...........................        1,520        4,464     3,503     3,713     4,280     4,334
  One-third of rentals...............           36          153       138        90        34        33
                                        -------------    ------    ------    ------    ------    ------
Total fixed charges..................        1,556        4,617     3,641     3,803     4,314     4,367
                                        -------------    ------    ------    ------    ------    ------
Less interest capitalized, net of
  amortization.......................            3            9         4         6         7        19
                                        -------------    ------    ------    ------    ------    ------
Earnings before income taxes and
  minority interest plus fixed
  charges............................      $ 2,364       $7,531    $5,893    $5,477    $5,787    $5,723
                                        -------------    ------    ------    ------    ------    ------
                                        -------------    ------    ------    ------    ------    ------
Preferred stock dividend
  requirements.......................      $    10       $   30    $   22    $   26    $   41    $   42
Ratio of earnings before provision
  for income taxes to net earnings...         1.50         1.47      1.45      1.34      1.32      1.35
                                        -------------    ------    ------    ------    ------    ------
Preferred stock dividend factor on
  pre-tax basis......................           15           44        32        35        54        57
Fixed charges........................        1,556        4,617     3,641     3,803     4,314     4,367
                                        -------------    ------    ------    ------    ------    ------
Total fixed charges and preferred
  stock dividend requirements........      $ 1,571       $4,661    $3,673    $3,838    $4,368    $4,424
                                        -------------    ------    ------    ------    ------    ------
                                        -------------    ------    ------    ------    ------    ------
Ratio of earnings to combined fixed
  charges and preferred stock
  dividends..........................         1.51         1.62      1.60      1.43      1.32      1.29
                                        -------------    ------    ------    ------    ------    ------
                                        -------------    ------    ------    ------    ------    ------
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